Exhibit 4.4

DESCRIPTION OF SECURITIES OF SOUTH PLAINS FINANCIAL, INC.
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934

The following summary describes the material features and rights of the shares of common stock (the “common stock”) of South Plains Financial, Inc. (referred to herein as the “Company,” “our,” “us,” or “we”). This summary does not purport to be a complete description of the terms and conditions of our common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our Amended and Restated Certificate of Formation  (our “Certificate of Formation ”) and our Second Amended and Restated Bylaws (our “Bylaws”), each of which has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and the Texas Business Organizations Code (the “TBOC”).

General

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our Certificate of Formation and Bylaws. The terms of our capital stock are therefore subject to Texas law, including the TBOC, and the common and constitutional law of Texas.

Our Certificate of Formation authorizes us to issue up to 30,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of our capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

Each share of common stock has the same rights, privileges and preferences as every other share of common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to our common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the common stock are described below.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our shareholders. Directors are elected by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in the election of directors and represented at a meeting of shareholders at which a quorum is present. Shareholders are not entitled to cumulate their votes with respect to the election of directors.

No Preemptive Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by us before such securities are offered to others. The absence of preemptive rights increases our flexibility to issue additional shares of common stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Subject to the rights of preferred stock we may issue in the future, or any other class or series of stock having a preference as to dividends over the common stock, each share of common stock will participate equally in dividends, which are payable when and as declared by our board of directors. Further, the agreements pursuant to which we borrow money and the regulations to which we are subject as a bank holding company may limit our ability to pay dividends or other distributions with respect to the common stock or to repurchase our capital stock. The board of directors has the discretion to determine the amount of dividends to be paid.

Liquidation and Dissolution

Upon any liquidation, dissolution or winding up of the Company, after the payment of all liabilities and of the liquidation preferences with respect to any issued and outstanding preferred shares, or any other class or series of stock having preference over the common stock, we will distribute our remaining assets to the holders of our voting common stock on a pro rata basis.

Anti-Takeover Considerations and Special Provisions of Our Certificate of Formation, Bylaws and Texas Law

Certain provisions of our Certificate of Formation and Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Certain provisions of the TBOC found at Section 21.602 through Section 21.610 relating to business combinations with affiliates may have the effect of deterring hostile takeovers or delaying or preventing control or management of a company.

Limitation on Right to Call a Special Meeting of Shareholders. Our Certificate of Formation provides that, except as otherwise required by the TBOC and subject to our Certificate of Formation or the Bylaws, special meetings of shareholders may be called by the chairman of the board of directors or a majority of the board of directors, and shall be called by the chairman of the board or the secretary at the request in writing of shareholders owning not less than 25% of the issued and outstanding shares of the Company entitled to vote at the meeting. In order for a special meeting to be called by the shareholders, a written request for a special meeting signed by the shareholders owning at least the requisite percent of shares entitled to vote at the meeting as of the date of the request must be delivered to the secretary at the principal executive offices of the Company. The special meeting request must include certain information listed in our Bylaws, including, but not limited to, a statement of the business proposed to be acted on at the meeting, the signatures of each shareholder submitting the special meeting request, the name and address of each shareholder submitting the special meeting request and documentary evidence that the requesting shareholders own the requisite percent of shares as of the date of the special meeting request. A special meeting request shall not be valid if (1) the special meeting request relates to an item of business that is not a proper subject for shareholder action under, or that involves a violation of, applicable law or our Certificate of Formation, (2) the request relates to an item of business that is the same or substantially similar to an item presented at a meeting of shareholders occurring within ninety (90) days preceding the earliest date of the signature on the special meeting request, (3) the special meeting request is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of the next annual meeting of shareholders; or (4) the special meeting request does not comply with the requirements of our Bylaws.

Shareholder Proposals. Our Bylaws include specific procedures for shareholder proposals, including proposed nominations for directors, to be brought at shareholder meetings including that the shareholder must (1) hold the requisite number of shares of common stock of the corporation as determined in accordance with Rule 14a-8 (or any successor thereto) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (2) be a shareholder of record at the time of giving of notice of such meeting by the board of directors and at the time of the annual meeting, (3) be entitled to vote at such annual meeting, and (4) comply with the procedures set forth in our Bylaws as to such nomination or other business. Notice of a shareholder proposal notice must generally be delivered to the secretary of the Company not earlier than 90 days nor more than 120 days prior to the shareholder meeting. The notice of the shareholder proposal must include certain information listed in our Bylaws, including, but not limited to, the name and address of each shareholder making the proposal, the name and address of any nominee for director, the class and number of shares of our capital stock, any proxy used in connection with the proposal, a description of the business desired to be brought before the meeting, and a description of all agreement, arrangement and understanding between the shareholder proposing the business to be brought before the meeting and any other affiliates and associates with whom the requesting shareholder is acting in concert in connection with the proposal.

Action by Written Consent in Lieu of Meeting. Our Certificate of Formation allows for any action required by the TBOC to be taken at any annual or special meeting of the shareholders to be taken without a meeting if a consent or consents in writing are signed by all of the holders of shares entitled to vote on the action were present and voted.

Classified Board of Directors. Our Certificate of Formation provides that our board of directors be divided into three (3) classes, with the directors in each class serving a three-year term. The election of directors is staggered so that approximately one-third of the board of directors is elected at each annual meeting. Directors are elected by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in the election of directors and represented at a meeting of shareholders at which a quorum is present.

Filling of Board Vacancies. Any vacancy occurring in the board of directors may be filled by a majority of the remaining directors then in office, though less than a quorum, except that any vacancy in the board of directors resulting from the removal of the director by the shareholders shall be filled only by the shareholders entitled to vote. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and will hold office until such director’s successor has been elected and qualified or until such director’s earlier death, resignation or removal. However, pursuant to Section 21.410 of the TBOC, any vacancy in the board of directors to be filled because of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders. Furthermore, during a period between two successive annual meetings of shareholders, the board of directors may not fill more than two (2) vacancies created by an increase in the number of directors.

Removal of Directors. Pursuant to Section 21.409(d) of the TBOC, a director of a corporation with a classified board of directors may be removed only for cause. Furthermore, pursuant to Section 21.409(a) of the TBOC, our Bylaws provide for heightened voting thresholds necessary to remove a director from office. Accordingly, a director may be removed only for cause at a meeting called for the purpose of removing the director by the affirmative vote of the holders of outstanding shares representing at least two-thirds of the voting power of all shares entitled to vote for the election of such director.

Amendment of the Bylaws or Adoption of New Bylaws. Our Bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors present at a meeting at which quorum is present, without approval of our shareholders. Accordingly, our board of directors could take action to amend our Bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. Shareholders may also amend or repeal our Bylaws and adopt new bylaws by the affirmative vote of holders of two-thirds of the shares entitled to vote at a meeting of the shareholders, provided that notice of the proposed alteration, amendment or repeal is contained in the notice of that shareholders’ meeting.

Voting Provisions. Our Certificate of Formation does not provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction or sell all or substantially all of our assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least two-thirds of the voting power of all outstanding capital stock entitled to vote thereon.

Exclusive Forum. Our Bylaws provide that United States District Court for the Northern District of Texas, Lubbock Division, or in the event that such court lacks jurisdiction to hear the action, the District Courts of the County of Lubbock, Texas, shall be the sole and exclusive forum for certain shareholder litigation matters, unless we consent in writing to the selection of an alternative forum. Although we believe this provision benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting our litigation costs, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute. We believe that that the exclusive forum provision applies to claims arising under the Securities Act of 1933, as amended, but there is uncertainty as to whether a court would enforce such provision in this context. Shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Texas and Federal Banking Law. Under the Texas Finance Code, an “acquisition of control” of a bank or bank holding company may not occur without the prior written approval of the Commissioner of the Texas Department of Banking, subject to certain exceptions outlined in Texas Finance Code Section 33.002. For purposes of this law, the term “control” means the possession, directly or indirectly, of the power to control a bank or bank holding company, and the term “acquisition of control” means (1) the ownership of or ability to vote 25% of the outstanding shares of a class of voting securities, (2) the ability to control the election of a majority of the board, (3) the power to exercise a controlling influence over the management or policies of the company, and (4) the conditioning of the transfer of 25% or more of the outstanding shares of a class of voting securities of a company on the transfer of 25% or more of the outstanding shares of a class of voting securities of another company.

The Bank Holding Company Act of 1956, as amended, generally prohibits any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. For purposes of this law, “control” generally means ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Board of Governors of the Federal Reserve System before acquiring 5% or more of any class of our voting securities. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company after completion of the offering, could constitute acquisition of control of the bank holding company.

The foregoing provisions of Texas and federal law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our Company or other changes in our management.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SPFI.”

Transfer Agent

The Company’s transfer agent is Broadridge Corporate Issuer Solutions, Inc.